Exhibit 10.17
SECURED SENIOR SUBORDINATED PROMISSORY NOTE
THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY TO THE EXTENT THAT SUCH ACT APPLIES TO A TRANSFER OR DISPOSAL, NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.
THIS NOTE AND THE INDEBTEDNESS EVIDENCED HEREBY IS SUBORDINATED IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN ROYAL WOLF INTERCREDITOR DEED, DATED AS OF SEPTEMBER 13, 2007, BY AND BETWEEN AUSTRALASIA NEW ZEALAND BANKING GROUP AND BISON CAPITAL AUSTRALIA, L.P., AND EACH HOLDER OF THIS NOTE, BY ITS ACCEPTANCE HEREOF, SHALL BE BOUND BY THE PROVISIONS OF SUCH SUBORDINATION AGREEMENT.
GFN AUSTRALIA FINANCE PTY LTD
13.50% SECURED SENIOR SUBORDINATED PROMISSORY NOTE

AUD$20,000,000	Los Angeles, California September 13, 2007
     FOR VALUE RECEIVED, GFN AUSTRALASIA FINANCE PTY LTD (ACN 121 227 790), an Australian corporation (the “Maker), hereby promises to pay to the order of BISON CAPITAL AUSTRALIA, L.P., a Delaware limited partnership (“Bison Capital”), or its registered assigns (along with Bison Capital, each a “Holder”), on the Maturity Date (as hereinafter defined) the principal sum constituting the amount of Australian dollars that converts into US$16,816,000.00 which is the amount of U.S. dollars that Bison Capital used to purchase this Note at the Closing Date, or in the case of a prepayment, such portion thereof being prepaid, with interest thereon from time to time as provided herein.
     This Note is the Secured Senior Subordinated Note referred to in the Securities Purchase Agreement (the “Purchase Agreement”), dated as of September 13, 2007, by and among the Maker, General Finance Corporation, a Delaware corporation (“GFN”), Bison Capital, GFN Australasia Holdings, Inc. and GFN Australasia Holdings Pty Ltd is subject to the provisions of the Purchase Agreement, and is subject to acceleration and to optional and mandatory prepayment in whole or in part as provided herein. The Holder is entitled to the benefits of this Note and the Purchase Agreement, as it relates to this Note, and may enforce the agreements of the Maker contained herein and therein and exercise the remedies provided for hereby and thereby or otherwise available in respect hereto and thereto. Capitalized terms used herein without definition are used herein with the meanings ascribed to such terms in the Purchase Agreement. This Note is secured and guaranteed as provided in the Related Agreements.

          1. Interest.
               (a) Subject to Section 1(b) hereof, the Maker promises to pay interest on the principal amount of this Note from time to time outstanding (the “Principal Amount”) at the per annum rate equal to thirteen and 50/100 percent (13.50%) (the “Scheduled Interest Rate”). All accrued interest payable pursuant to this Section 1(a) shall be due and payable in arrears on the first date of each quarter or, if any such date shall not be a Business Day, on the next succeeding Business Day to occur after such date (the “Interest Payment Date”), beginning on October 1, 2007, and shall be paid in immediately available funds to an account designated by the Holder. All interest payable pursuant to this Section 1(a) shall accrue and be paid in Australian dollars.
               (b) If at any time (i) Maker fails to make any payment of principal as and when due (whether at stated maturity, upon acceleration or required prepayment or otherwise), (ii) Maker fails to make any payment of interest, premium, if any, fees, costs, expenses or other amounts due hereunder within one (1) Business Day after the date when due, or (iii) any other Event of Default has occurred and is continuing, then, in addition to the rights and remedies available to the Holder under the Purchase Agreement, this Note, the other Related Agreements and Applicable Laws, Maker shall pay interest in cash on the unpaid principal balance of, premium, if any, and accrued and unpaid interest on this Note at a rate per annum (the “Default Rate”) equal to fifteen and 50/100 percent (15.50%) from the date specified in Section 11.1 of the Purchase Agreement until such time as such Event of Default is cured or waived and, additionally, the Holder may demand immediate repayment of the Principal Amount (which such Principal Amount shall be deemed to be the Optional Prepayment Amount (as hereinafter defined) if such demand to accelerate repayment of the Principal Amount occurs within the time period provided for such Optional Prepayment Amount in Section 3(a)) and any accrued but unpaid interest, and the Repayment Premium (if applicable and as hereinafter defined).
               (c) Interest payable under this Note shall accrue from and including the date of issuance through and until repayment of the principal and payment of all accrued interest and premium, if any, in full. All interest payable under this Note shall accrue on a quarterly basis and be computed on the basis of a 360-day year of twelve 30-day months.
          2. Maturity Date. The outstanding principal balance of this Note, together with all premiums, if any, accrued and unpaid interest on, and all other amounts owing under this Note, shall be due and payable on March 13, 2013 (the “Maturity Date”). Notwithstanding the foregoing, the Maker may, at its sole option, elect to extend the Maturity Date up to an additional twelve (12) months, provided that no event described in Section 1(b)(i)-(iii) has occurred and is continuing. Additionally, the Holder may demand immediate repayment of the Principal Amount (which such Principal Amount shall be deemed to be the Optional Prepayment Amount (as hereinafter defined) if such demand to accelerate the repayment of the Principal Amount occurs within the time period provided for such Optional Prepayment Amount in Section 3(a)), any accrued but unpaid interest and the Repayment Premium (if applicable and as hereinafter defined) or any such amounts under any agreement that replaces or refinances the amounts owing under this Note, upon the occurrence of any event as provided in Section 1(b)(i)-(iii), upon acceleration of the Senior Debt as defined under the terms of the Royal Wolf Intercreditor Deed, dated September 13, 2007, by and among Australia and New Zealand Banking Group, Bison Capital, Maker and certain other parties (the “Subordination Agreement”), subject to the terms and conditions of such Subordination Agreement, or upon the acceleration of any other Senior Indebtedness.
          3. Optional Prepayments.
               (a) Except as provided in Section 4 below, Maker may not prepay the unpaid principal balance of this Note prior to the first anniversary of the Closing Date. Thereafter, subject to Section 3(b), this Note may be voluntarily prepaid, at the sole option of Maker, in whole or in part, as follows: (i) at 103.0% of the Principal Amount being prepaid at any time on or after the first anniversary of the Closing Date and prior to the second anniversary of the Closing Date; (ii) at 102.0% of the Principal Amount being prepaid at any time on or after the second anniversary of the Closing Date and prior to the third anniversary of the Closing Date; (iii) at 101.0% of the Principal Amount being prepaid at any time on or after the third anniversary of the Closing Date and prior to the fourth anniversary of the Closing Date; and (iv) at 100.0% of the Principal Amount being prepaid at any time on or after the fourth anniversary of the Closing Date. The optional prepayment amount as provided in each of Sections 3(a)(i)-(ii) shall be referred to as an “Optional Prepayment Amount”. Any prepayment of this Note under this Section 3 shall also include all accrued and unpaid interest on the outstanding principal balance of this Note through and including the date of prepayment.
               (b) Maker shall give the Holder written notice of each voluntary prepayment not less than thirty (30) nor more than ninety (90) days prior to the date of prepayment. Such notice shall specify the Principal Amount of this Note to be prepaid on such date. Notice of prepayment having been given as aforesaid, a payment in an amount equal to the Principal Amount of this Note specified in such prepayment notice shall become due and payable on such prepayment date, together with all accrued and unpaid interest on the outstanding principal balance of this Note through and including the date of prepayment. All prepayments of principal shall be in minimum increments of Five Hundred Thousand Australian Dollars (AUD$500,000) or the entire unpaid Principal Amount, if less than AUD$500,000.
          4. Repayment Premium.
               (a) If the GFN Stock Price Condition shall not have been satified, on the first to occur of the following (the “Repayment Premium Trigger Date”): (i) the Maturity Date, or (ii) the demand for acceleration of the repayment of amounts owed under this Note following an Event of Default under subections 12.1(a), (h) or (i) of the Purchase Agreement or under Section 5 of this Note, Holder shall be entitled to receive, on the Maturity Date, or within 10 days following the Repayment Premium Trigger Date if the Repayment Premium Trigger Date occurs under subparagraph (ii), as the case may be, the Repayment Premium; provided that, the Holder shall have delivered to Maker no later than fifteen (15) Business Days prior to the Repayment Premium Trigger Date: (i) written notice electing to receive the Repayment Premium, which such notice shall contain a calculation by the Holder as to the amount of any

Warrant Gains (defined below); and (ii) all the unexercised and outstanding Bison Warrants and all Bison Warrant Shares, with appropriate stock powers therefor, that shall then be owned by Holder and all of its Affiliates (which Bison Warrants and Bison Warrant Shares shall be cancelled concurrently with the timely payment of the Repayment Premium). For avoidance of doubt, the number of Bison Warrant Shares delivered to Maker must equal the number of Bison Warrant Shares issued upon exercise of the Bison Warrant less the number of Bison Warrant Shares that have been sold other than to Affiliates of Holder and that are accounted for as to Warrant Gains (such numbers adjusted for stock splits, reverse stock splits and stock dividends affecting the number of Bison Warrant Shares issuable and/or issued).
               (b) For purposes of this Note:
          (1) “GFN Market Price” on any trading day shall be deemed to be the last reported sale price of the Common Stock on such day, or, in case no such reported sales take place on such day, the last reported sale price on the preceding trading day on which there was a last reported sales price, as officially reported by the principal securities exchange in which the shares of Common Stock are listed or admitted to trading or, if the Common Stock is not listed or admitted to trading on any national securities exchange, the last sale price, or if there is no last sale price, the closing bid price, as furnished by the National Association of Securities Dealers, Inc. (such as through the OTC Bulletin Board) or a similar organization or if Nasdaq is no longer reporting such information. If the GFN Market Price cannot be determined pursuant to the sentence above, the GFN Market Price shall be determined in good faith (using customary valuation methods) by the Board of Directors of Maker based on the information best available to it, including recent arms-length sales of Common Stock to unaffiliated persons.
          (2) “GFN Stock Price Condition” shall not be satisfied if at no time prior to the Repayment Premium Trigger Date, the GFN Market Price shall exceed Ten U.S. Dollars (U.S.$10.00) per share (such amount subject to adjustment for stock splits, reverse stock splits and stock dividends after the date of this Note) for twenty (20) consecutive trading days with an average daily trading volume of more than thirty thousand (30,000) shares of such stock during such 20 consecutive trading day period. For purposes of calculating the average daily trading volume, the trading volume on any day during which more than one hundred thousand (100,000) shares of GFN’s common stock shall be traded shall be deemed to be one hundred thousand (100,000) shares.
          (3) “Repayment Premium” shall be an amount equal to: (i) 6% of the original Principal Amount of this Note, less (ii) any Warrant Gains.
          (4) “Warrant Gains” shall mean the sum of the following in connection with all sales, transfers, assignments of the Bison Warrants and/or the Bison Warrant Shares, the gross purchase price received from the sale, transfer or assignment (and if the purchase price is paid in whole or in part, with consideration other than cash, the fair market value of such other consideration), provided that Warrant Gains shall not include any gains upon the sales of Bison Warrant Shares if such sale was not pursuant to an effective registration under the Securities Act of 1933, as amended, and at the time of such sale GFN shall be in breach of its obligation to have registered the sale of such Bison Warrant Shares pursuant to the Registration Rights Agreement. For purposes of computing gains on sales of Bison Warrant Shares, if the Bison Warrants are exercised pursuant to a net exercise, the purchase price for the net number of Bison Warrant Shares acquired upon such net exercise shall be zero. Any sales, transfers or assignments of the Bison Warrants or Bison Warrant Shares to any Affiliate of the Holder shall not be deemed to trigger any Warrant Gains, provided, however that any sales, transfers or assignments by such Affiliates to third parties shall be deemed to trigger Warrant Gains (and Holder shall be obligated to deliver to Maker any Bison Warrant Shares held by its Affiliates in order to receive that portion of the Repayment Premium attributable to Warrant Gains on such shares).
               (c) Maker’s obligation to pay the Repayment Premium shall exist regardless of whether it has already fully repaid this Note prior to the Maturity Date as permitted under Section 3 hereof (and, in which case, Maker may not elect to extend the Maturity Date as permitted under Section 2 hereof)
          5. Change in Control Prepayment. The Holder may require the Maker to prepay the outstanding principal balance of this Note, in whole or in part, and shall be entitled to all premiums that Holder would otherwise be entitled to under this Note (including any Repayment Premium and/or Optional Prepayment Amount) as a result of an acceleration of the amounts owing under this Note, as requested by the Holder, at any time during the ninety (90)-day period following the consummation of any transaction which constitutes a Change in Control (as such term is defined below), at the prepayment amount set forth below. For the purposes of this Note, a “Change in Control” shall mean:
               (a) Any transaction or other event (including, without limitation, any merger, consolidation, sale or other transfer of stock or voting rights with respect thereto, issuance of stock, death or other transaction or event) by virtue of which GFN fails to own, directly or indirectly through one or more of its Affiliates, at least a majority of the outstanding Capital Stock of Maker or any of its Subsidiaries through which the Covered Business is principally conducted; or
               (b) Any sale, lease, transfer, assignment or other disposition of all or substantially all of the assets of Maker (excluding assets sold in connection with any asset securitization transaction in the ordinary course of Maker’s business) or any of its Subsidiaries.
The prepayment amount under this Section 5 shall be equal to the Principal Amount being prepaid, plus accrued and unpaid interest thereon through and including the date of prepayment. Maker shall notify the Holder of the date on which a Change in Control has occurred within one (1) Business Day after such date and shall, in such notification, inform the Holder of the Holder’s right to require Maker to prepay this Note as provided in this Section 5 and of the date on which such right shall terminate. If the Holder elects to require Maker to prepay this Note pursuant to this Section 5, it shall furnish written notice to Maker advising Maker of such election and the amount of principal of this Note to be prepaid. Maker shall prepay this Note in accordance with this Section 5 and such written notice within three (3) Business Days after its receipt of such written notice.
          6. Closing Fee. Upon the Closing, the Maker shall pay to Bison Capital the sum of Four Hundred Thousand Australian Dollars (AUD$400,000) (the “Closing Fee”) as provided in the Purchase Agreement. Payment of the Closing Fee shall not reduce any amounts owed as principal or interest hereunder.
          7. Security. The obligations of the Maker to the Holder, including, without limitation, those obligations existing under this Note or the Purchase Agreement, shall be secured by a lien granted to the Holder by the Maker and its subsidiaries in substantially all of their respective corporate assets, including all of the outstanding capital stock of Maker’s subsidiaries; provided, however, that Holder’s lien shall be subject only to a first priority lien and security interest of a Senior Lender (as defined under the Subordination Agreement) on such corporate assets, in accordance with the terms and conditions of the Subordination Agreement, and to any “Permitted Liens” (as defined in the Purchase Agreement).
          8. Manner of Payment. Payments of principal, interest and other amounts due under this Note shall be made no later than 12:00 p.m. (noon) (Los Angeles time) on the date when due and in lawful money of the Commonwealth of Australia (by wire transfer in funds immediately available at the place of payment) to such account as the Holder may designate in writing to the Maker. Any payments received after 12:00 p.m. (noon) (Los Angeles time) shall be deemed to have been received on the next succeeding Business Day. Any payments due hereunder which are due on a day which is not a Business Day shall be payable on the first succeeding Business Day and such extension of time shall be included in the computation.
          9. Maximum Lawful Rate of Interest. The rate of interest payable under this Note shall in no event exceed the maximum rate permissible under applicable law. If the rate of interest payable on this Note is ever reduced as a result of this Section 9 and at any time thereafter the maximum rate permitted under applicable law exceeds the rate of interest provided for in this Note, then the rate provided for in this Note shall be increased to the maximum rate provided for under applicable law for such period as is required so that the total amount of interest received by the Holder is that which would have been received by the Holder but for the operation of the first sentence of this Section 9.
          10. Maker’s Waivers. Except as otherwise provided herein, the Maker hereby waives presentment for payment, demand, protest, notice of protest and notice of dishonor hereof, and all other notices of any kind to which it may be entitled under applicable law or otherwise.
          11. Transfer.
               (a) The term “Holder” as used herein shall also include any transferee of this Note whose name has been recorded by the Maker in the Register (as hereinafter defined). Each transferee of this Note acknowledges that this Note has not been registered under the Securities Act, and may be transferred only pursuant to an effective registration statement under the Securities Act or pursuant to an applicable exemption from the registration requirements of the Securities Act.

               (b) The Maker shall maintain at its principal executive office a register for the registration of transfers of this Note (the “Register”). The name and address of the Holder, each transfer thereof and the name and address of each transferee shall be registered in the Register. Prior to due presentment for registration of transfer, absent demonstrable error, the Person in whose name this Note is registered shall be deemed and treated as the owner and holder thereof for all purposes hereof. Any transfer of this Note shall be effective only upon appropriate entries with respect thereto being made in the Register.
          12. Persons Deemed Owners; Participations.
               (a) Prior to due presentment for registration of any assignment, Maker may treat the Person in whose name any Note is registered pursuant to the Register as the owner and Holder of such Note for all purposes whatsoever, and Maker shall not be affected by notice to the contrary. Subject to the preceding sentence, the Holder may grant to any other Person participations from time to time in all or any part of this Note on such terms and conditions as may be determined by the Holder in its sole and absolute discretion, subject to applicable federal and state securities laws, provided, however, that unless the Holder has assigned or transferred all or any portion of this Note in accordance with Section 13 hereof by surrendering this Note at Maker’s principal executive office for registration of any such assignment or transfer, Maker shall continue to treat the Person in whose name this Note is registered as the owner of purposes, including payments. Notwithstanding anything to the contrary contained herein or otherwise, nothing in the Purchase Agreement, this Note or any other Related Agreement or otherwise shall confer upon the participant any rights in the Purchase Agreement or any Related Agreement, and the Holder shall retain all rights with respect to the administration, waiver, amendment, collection and enforcement of, compliance with and consent to the terms and provisions of the Purchase Agreement, this Note or any other Related Agreement.
               (b) In addition, the Holder may, without the consent of the participant, give or withhold its consent or agreement to any amendments to or modifications of the Purchase Agreement, this Note or any other Related Agreement, waive any of the provisions hereof or thereof or exercise or refrain from exercising any other rights or remedies which the Holder may have under the Purchase Agreement, this Note or any other Related Agreement or otherwise.
          13. Assignment and Transfer. Subject to compliance with Applicable Law and except as otherwise provided in the Purchase Agreement, the Holder may, at any time and from time to time and without the consent of Maker, assign or transfer to one or more Persons all or any portion of this Note or any portion thereof (but not less than AUD$500,000 in Principal Amount in any single assignment (unless such lesser amount represents the entire outstanding principal balance hereof)) or any rights hereunder. Upon surrender of this Note at Maker’s principal executive office for registration of any such assignment or transfer, accompanied by a duly executed instrument of transfer, Maker shall, at its expense and within three (3) Business Days of such surrender, execute and deliver one or more new notes of like tenor in the requested principal denominations and in the name of the assignee or assignees and bearing the legend set forth on the face of this Note, and this Note shall promptly be canceled. If the entire outstanding principal balance of this Note is not being assigned, Maker shall issue to the Holder hereof, within three (3) Business Days of the date of surrender hereof, a new note which evidences the portion of such outstanding principal balance not being assigned. If this Note is divided into one or more notes and is held at any time by more than one Holder, any payments of principal of, premium, if any, and interest or other amounts on this Note which are not sufficient to pay all interest or other amounts due thereunder, shall be made pro rata with respect to all such notes in accordance with the outstanding Principal Amounts thereof, respectively. At any time that the original Note issued on the Closing Date is divided into two or more smaller Notes, all consents, approvals, waivers, demands and decisions that the Holder is entitled to make under this Note shall be made only by the Holders of a majority of the Principal Amounts of the Notes outstanding.
          14. Loss, Theft, Destruction or Mutilation. Upon receipt of evidence reasonably satisfactory to the Maker of the loss, theft, destruction or mutilation of this Note and, in the case of any such loss, theft or destruction, upon receipt of an indemnity agreement or other indemnity reasonably satisfactory to the Maker or, in the case of any such mutilation, upon surrender and cancellation of such mutilated Note, the Maker shall make and deliver within three (3) Business Days a new note, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Note.
          15. Costs of Collection. The Maker agrees to pay all costs and expenses, including the reasonable fees and expenses of any attorneys, accountants and other experts retained by the Holder, which are expended or incurred by the Holder following an Event of Default in connection with (a) the enforcement of this Note or the collection of any sums due hereunder, whether or not suit is commenced; (b) any actions for declaratory relief in any way related to this Note; (c) the protection or preservation of any rights of the Holder under this Note; (d) any actions taken by the Holder in negotiating any amendment, waiver, consent or release of or under this Note; (e) any actions taken in reviewing the Maker’s or any of its Subsidiaries’ financial affairs if an Event of Default has occurred or the Holder has determined in good faith that an Event of Default may likely occur, including, without limitation, the following actions: (i) inspect the facilities of the Maker and any of its Subsidiaries or conduct appraisals of the financial condition of the Maker and any of its Subsidiaries; (ii) have an accounting firm chosen by the Holder review the books and records of the Maker and any of its Subsidiaries and perform a thorough and complete examination thereof; (iii) interview the Maker’s and each of its Subsidiaries’ employees, accountants, customers and any other individuals related to the Maker or its Subsidiaries which the Holder believes may have relevant information concerning the financial condition of the Maker and any of its Subsidiaries; and (iv) undertake any other action which the Holder believes is necessary to assess accurately the financial condition and prospects of the Maker and any of its Subsidiaries; (f) the Holder’s participation in any refinancing, restructuring, bankruptcy or insolvency proceeding involving the Maker, any of its Subsidiaries or any other Affiliate of the Maker; (g) any effort by the Holder to protect, assemble, complete, collect, sell, liquidate or otherwise dispose of any collateral, including in connection with any case under Bankruptcy Law; or (h) any refinancing or restructuring of this Note at the request or instigation of Maker, including, without limitation, any restructuring in the nature of a “work out” or in any insolvency or bankruptcy proceeding of Maker.

          16. Extension of Time. The Holder, at its option, may extend the time for payment of this Note, postpone the enforcement hereof, or grant any other indulgences without affecting or diminishing the Holder’s right to recourse against the Borrower, which right is expressly reserved.
          17. Notations. Before disposing of this Note or any portion thereof, the Holder may make a notation thereon (or on a schedule attached thereto) of the amount of all principal payments previously made by Maker with respect thereto.
          18. GOVERNING LAW. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW SOUTH WALES, AUSTRALIA. TO THE EXTENT NECESSARY THE PROVISIONS OF ALL OTHER DOCUMENTS REFERRED TO HEREIN (INCLUDING WITHOUT LIMITATION THE PROVISIONS OF THE PURCHASE AGREEMENT AND SPECIFICALLY THE REPRESENTATIONS, WARRANTIES, COVENANTS AND EVENTS OF DEFAULT PROVIDED IN FAVOUR OF OR FOR THE BENEFIT OF THE HOLDER) SHALL BE DEEMED TO BE INCLUDED HEREIN AS IF SET OUT IN FULL HEREIN AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW SOUTH WALES AUSTRALIA EVEN IF EXPRESSED IN THE OTHER DOCUMENTS TO BE GOVERNED BY THE LAWS OF ANOTHER JURISDICTION. THE ENFORCEMENT BY THE HOLDER OF THE PURCHASE AGREEMENT OR ANY OTHER DOCUMENT UNDER THE LAWS OF ANOTHER JURISDICTION DO NOT RESTRAIN OR IN ANY WAY IMPACT UPON THE ABILITY OF THE HOLDER TO ENFORCE THIS NOTE OR ANY GUARANTEE, LIEN OR SECURITY INTEREST HELD BY THE HOLDER IN RESPECT OF THE INDEBTEDNESS CREATED BY THIS NOTE OR OTHERWISE UNDER THE LAWS OF THE STATE OF NEW SOUTH WALES AUSTRALIA.
          19. Choice of Jurisdiction. The Maker hereby consents and agrees that all actions, suits or other proceedings arising under or in connection with this Note or any other related document shall be finally settled by arbitration administered by the International Centre for Dispute Resolution in accordance with its International Arbitration Rules, by one arbitrator appointed in accordance with the said Rules. The arbitration shall be conducted in Los Angeles, California in the English language.
          20. WAIVER OF JURY TRIAL. THE MAKER AND THE HOLDER (BY ACCEPTANCE THEREOF) HEREBY WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER PROCEEDING BROUGHT TO RESOLVE ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATING TO THIS NOTE, THE PURCHASE AGREEMENT, ANY OTHER RELATED AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION, SUIT OR OTHER PROCEEDING.

          21. Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable substantially impair the benefits of the remaining provisions hereof.
          22. Headings. The headings in this Note are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, this Secured Senior Subordinated Promissory Note is executed as of the date first above written.

GFN AUSTRALASIA FINANCE PTY LTD, an Australian corporation
By	/s/ John O. Johnson
John O. Johnson, Director

By	/s/ Robert Barnes
Robert Barnes, Director